CONFIRMATION OF AUTHORIZATION



I, David A. Kandell, the undersigned, hereby authorize and designate Douglas Ian Shaw or J.Gordon Huszagh, to sign and file Securities and Exchange Commission Forms 4 and 5 on my behalf for securities of Suffolk Bancorp (SUBK).
This authorization shall continue in effect until a written revocation is filed with the commission.


Signature: /s/ David A. Kandell

Dated: June 9, 2003